EXHIBIT 10.8
LEASE TERMINATION AND RELEASE AGREEMENT
     THIS LEASE TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is made as of the 20th day of September, 2006 by and between 3-B EAST ASSOCIATES, a Florida general partnership (the “Landlord”) and COLEMAN CABLE, INC., a Delaware corporation (the “Tenant”).
R E C I T A L S:
     1. Landlord and Tenant entered into that certain Standard Lease dated August 26th, 2003 as amended by that certain Amendment to Standard Lease dated August 26th, 2003 (collectively, the “Lease”), whereunder Landlord leased to Tenant certain premises (the “Leased Premises”) located at 5960 Miami Lakes Drive. Miami Lakes, Florida.
     2. Landlord and Tenant wish to terminate the Lease as set forth in this Agreement.
     NOW THEREFORE in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby covenant, promise and agree as follows:
     1. Termination. Landlord and Tenant acknowledge and agree that the Lease shall be terminated effective as of October 1, 2006 (the “Termination Date”). Following the Termination Date, the Lease shall be considered terminated and of no further force or effect.
     2. Termination Fee. In consideration of Landlord’s agreement to terminate the Lease and to provide a release to Tenant in accordance with the terms of Section 4 below, Tenant shall pay to Landlord a termination fee of Three Hundred Ninety Four Thousand Four Hundred Seventy Five and no/100 Dollars ($394,475.00) (the “Termination Fee”) on or before October 9, 2006.
     Landlord acknowledges and agrees that it shall not show the Termination Fee as rental income on its books and Tenant acknowledges and agrees that it shall not show the Termination Fee as a rental expense on its books. Tenant hereby indemnifies Landlord for any loss, cost or expense that may be suffered by Landlord as a result of Tenant’s recording the Termination Fee as a rental expense on its books. Each of the parties agrees that Tenant has vacated the Leased Premises prior to the date of this Agreement and that upon execution of this Agreement, Tenant has no further right to use or occupy the Leased Premises.
     3. Landlord Release. Tenant hereby remises, releases, acquits, satisfies, and forever discharges Landlord and its officers, directors, shareholders, partners, affiliates, employees and agents (collectively, the “Landlord Releasees”), of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts and controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which Tenant ever had, now has or hereafter can, shall or may have, against any Landlord Releasee, for, upon or by reason of the Lease and/or the Leased Premises, from the beginning of the world to the date of this Agreement.

     4. Tenant Release. Landlord hereby remises, releases, acquits, satisfies, and forever discharges Tenant, and its officers, directors, shareholders, partners, affiliates, employees and agents (collectively, the “Tenant Releasees”), of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts and controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which Landlord ever had, now has or hereafter can, shall or may have, against any Tenant Releasee, for, upon or by reason of the Lease and/or the Leased Premises, from the beginning of the world to the date of this Agreement.
     5. Reservation of Liability. Notwithstanding the release contained in Paragraph 4 above, Tenant shall not be released from any indemnity obligations which, pursuant to the terms of the Lease, expressly survive the termination of the Lease, specifically including, without limitation, Tenant’s obligations contained in Section 28 of the Lease, or from any loss, cost or expense that Landlord may suffer as a result of the Tenant having done any work at the Leased Premises that is not in compliance with applicable codes or ordinances, as required under Section 12 of the Lease (the “Surviving Lease Obligations”). Tenant further expressly acknowledges and agrees that notwithstanding the Release contained in Paragraph 4 above, if there occurs any damage to the Leased Premises as a result of a windstorm casualty prior to the Windstorm Insurance Deductible Expiration Date (as hereinafter defined), Tenant shall be responsible to reimburse Landlord for the actual cost (not to exceed $424,000.00) of Landlord’s deductible under the windstorm insurance policy that Landlord will maintain on the Leased Premises (the “Surviving Windstorm Insurance Obligation”). For purposes hereof the “Windstorm Insurance Deductible Expiration Date” shall mean the earlier of (i) the date that Landlord re-lets the Leased Premises to a new tenant who has either obtained its own windstorm insurance policy for the Leased Premises at its own cost and expense, or who is obligated to reimburse the Landlord for Landlord’s cost to obtain a windstorm insurance policy for the Leased Premises, or (ii) November 30, 2006. In addition, Landlord acknowledges that Tenant’s obligation to reimburse Landlord for the actual cost of the deductible (not to exceed $424,000.00) shall be equitably apportioned between Landlord and Tenant in the event that prior to the date that the Surviving Windstorm Insurance Obligation terminates, Landlord re-lets some portion of the Leased Premises to a new tenant who has either obtained its own windstorm insurance policy for the applicable portion of the Leased Premises at its own cost and expense, or who is obligated to reimburse the Landlord for Landlord’s cost to obtain a windstorm insurance policy for the applicable portion of the Leased Premises.
     Tenant also further expressly acknowledges and agrees that notwithstanding the Release contained in Paragraph 4 above, if there occurs any damage to the Leased Premises as a result of fire or other casualty prior to the Casualty Insurance Deductible Expiration Date (as hereinafter defined), Tenant shall be responsible to reimburse Landlord for the cost of Landlord’s deductible under the fire and extended casualty insurance policy that Landlord will maintain on the Leased Premises (the “Surviving Casualty Insurance Obligation”). (The Surviving Lease Obligations, the Surviving Windstorm Insurance Obligation and the Surviving Casualty Insurance Obligation are hereinafter referred to collectively as the “Surviving Obligations.”) For purposes of this Section 5, the “Casualty Insurance Deductible Expiration Date” shall mean the earlier of (i) the date that Landlord re-lets the Leased Premises to a new tenant who has either obtained its own fire and extended casualty insurance policy for the Leased Premises at its own cost and expense, or who is obligated to reimburse the Landlord for Landlord’s cost to obtain a fire and extended casualty insurance policy for the Leased Premises, or (ii) April 18th, 2007. In addition, Landlord acknowledges that Tenant’s obligation to reimburse Landlord for the cost of Landlord’s deductible under the fire and extended casualty insurance policy that Landlord will maintain on the Leased Premises shall be equitably apportioned between Landlord and Tenant in the event that, prior to the Casualty Insurance Deductible Expiration Date, Landlord re-lets some portion of the Leased Premises to a new tenant who has either obtained its own fire and extended coverage insurance policy for the applicable portion of the Leased Premises at its own cost and expense, or who is obligated to reimburse the Landlord for Landlord’s cost to obtain a fire and extended coverage policy for the applicable portion of the Leased Premises.
     6. Accord and Satisfaction. Landlord and Tenant agree that this Agreement shall constitute an accord and satisfaction and a mutual release, satisfaction and full discharge of any and all claims, demands, rights, remedies, actions, suits, damages, debts, causes of action or liabilities that any party hereto has or may have against the other party or against its representatives, successors, assigns, officers, directors, members, partners, agents, attorneys, subsidiaries, affiliates or employees, whether known or unknown, foreseeable or unforeseeable, claimed or not claimed arising from or relating to the Lease and/or the Leased Premises, from the beginning of the world to the date of this Agreement, except only as to the Surviving Obligations and the terms and provisions of this Agreement.
     7. Binding Effect. The conditions, covenants, and agreements contained in the Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns.
     8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all together of which shall constitute one and the same document.
     9. Miscellaneous.
          A. Each party hereto represents and warrants that it is authorized to enter into this Agreement on behalf of its respective entity and to bind their respective said entity with respect to the Agreement and any transaction contemplated by or occurring under the provisions of this Agreement.
          B. Except as modified pursuant to the terms of this Agreement, the Lease is in full force and effect and this Agreement shall be deemed an amendment to the Lease.
          C. Neither this Agreement nor anything contained herein shall constitute or be deemed an admission of liability, wrongdoing, or unlawful conduct on the part of Tenant.
          D. This Agreement has been jointly drafted by the parties and their counsel. The terms of this Agreement may not be construed against any party based upon a claim that the party or its counsel was responsible for drafting the Agreement, in whole or in part.
          E. This Agreement contains the entire agreement among the parties with respect to the settlement of the liabilities and obligations set forth herein, and supersedes any and all prior negotiations, promises, covenants, agreements or understandings among the parties hereto to the subject matter hereof. Further, the parties agree that this Agreement, may not be amended or modified in any way, except by a written instrument signed by all parties to this Agreement.
          F. If any provision contained in this Agreement is held void, voidable, invalid or unenforceable, then said provision shall be deemed to be severed and removed from this Agreement and the remainder of this Agreement shall remain in full force and effect as if said provision had never been contained therein.
          G. This Agreement shall be governed by the laws of the State of Florida
          H. In the event of any litigation under this Agreement, the prevailing party shall be entitled to reimbursement of reasonable attorney’s fees and court costs at trial and all appellate levels.
          I. The parties hereby acknowledge that they fully understand the terms of this Agreement; have entered into same voluntarily; and have had the advice of counsel in so doing.
          J. Each party agrees to bear their respective attorneys’ fees and costs incurred herein and with respect to the Lease and the Leased Premises through the date of this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Signed, sealed and delivered in the presence of:	LANDLORD: 3-B EAST ASSOCIATES, a Florida general partnership

/s/ Albert Couto	/s/ Edward J. Easton

Albert Couto	Edward J. Easton
Chief Operating Officer

TENANT:
COLEMAN CABLE, INC., a Delaware corporation

/s/ Deborah A. Solie	/s/ Jeffrey D. Johnston

Deborah A. Solie	Jeffrey D. Johnston
Assistant to the Chief Executive Officer	Senior Vice President, Operations

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